Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Contact:	Investor Contact:
Cherie Stewart	Jim Curley
LeapFrog Enterprises, Inc.	LeapFrog Enterprises, Inc.
510-596-3343	510-420-4882
cstewart@leapfrog.com	jcurley@leapfrog.com

LEAPFROG PROVIDES REVISED OUTLOOK FOR 2004

AND PRELIMINARY RESULTS FOR THIRD QUARTER

EMERYVILLE, Calif. – October 18, 2004 – LeapFrog Enterprises, Inc. (NYSE: LF), a leading developer of innovative technology-based educational products, today announced its revised full year financial outlook for 2004 and preliminary results for the third quarter of 2004.

“The operating climate in the United States is tougher than we anticipated, and we expect to see this continue through the Holiday season,” said LeapFrog Chief Executive Officer Tom Kalinske. “In addition, we are experiencing softness in our basic LeapPad business in the United States, and we have had several challenges getting our new distribution center and supply chain systems up and running smoothly during this peak season.”

“As a result, we believe that it is prudent to adjust our outlook for 2004 accordingly,” continued Kalinske. “While we had a more optimistic view of the second half of the year three months ago, we believe that 2004 will be less profitable than we had previously expected. Clearly, this is not acceptable to us and we are taking immediate action to ensure a healthy company and a strong product line for 2005.”

Preliminary Results for Third Quarter of 2004

The company also announced that it expects to report net sales for the September quarter 2004 of approximately $225 to $230 million on gross margins of 40% to 41% and operating expenses of 27% to 28%. Based on a fully diluted share count of approximately 61.5 million, the company also expects to report earnings per share on a fully diluted basis of approximately $0.32 to $0.34 per share. Complete financial results for the third quarter of 2004 will be released on October 27.

Outlook for 2004

The company’s published guidance for the full 2004 year is revised as follows:

•	Net sales of $680 to $710 million

•	Gross profit margin of 42% to 43% of net sales

•	Operating expenses of 36% to 37% of net sales

•	Fully diluted share count of approximately 61.5 million

•	Diluted net income per share of $0.40 to $0.60

Conference Call For Today’s Announcement

A conference call will be held today, Monday, October 18 at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss this announcement and to provide further discussion of the outlook for 2004. A live web cast of the conference call will be offered on LeapFrog’s investor relations website at www.leapfroginvestor.com and on www.ccbn.com. A replay of the web cast will be available on these websites through December 31, 2004. To participate in the call, please dial (706) 634-0183.

Third Quarter 2004 Conference Call

As previously scheduled, the company will hold its quarterly conference call to discuss third quarter earnings results on Wednesday, October 27, 2004, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

The conference call will be web cast and can be accessed at LeapFrog’s investor web site at www.leapfroginvestor.com and on www.ccbn.com.

About LeapFrog

LeapFrog Enterprises, Inc. (NYSE: LF) is a leading designer, developer and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with more than 100 interactive software titles, covering important subjects such as phonics, reading, writing, math, music, geography, social studies, spelling, vocabulary and science. In addition, the company has created more than 35 stand-alone educational products for children from birth to 16 years.

LeapFrog’s award-winning U.S. consumer products are available in six languages at major retailers in more than 25 countries around the world. The LeapFrog SchoolHouse-curriculum programs are currently in classrooms across the U.S. with over 200 interactive books and over 450 skill cards representing more than 6,000 pages of educational content. LeapFrog SchoolHouse™ products have won numerous awards from the education industry, including the Golden Lamp Award and Distinguished Achievement Award from the Association of Educational Publishers, the Award of Excellence from Technology & Learning magazine and the Teacher’s Choice Award from Learning magazine.

LEAPFROG, LEAPPAD and the LeapFrog logo are trademarks or registered trademarks of

LeapFrog Enterprises, Inc. ©2004 LeapFrog Enterprises, Inc. All rights reserved.

Forward-Looking Statements

Cautionary Statement Under The Private Securities Litigation Reform Act Of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, including the financial guidance in the section entitled “Preliminary Results for Third Quarter of 2004” and “Outlook for 2004,” as well as other statements regarding the company’s anticipated net sales, gross margins, earnings, product introductions and availability, expected sales to U.S. schools, future sales to retailers based on retailers’ sales to consumers, and anticipated infrastructure and expense improvements. These forward-looking statements involve risks and uncertainties, including changes in budgets and product review cycles of schools and other educational programs, reseller’s changes in their own inventory and stocking models, the financial condition of retailers of the company’s products, the company’s ability to implement planned distribution and supply chain initiatives on time, the company’s ability to invent, develop, introduce and market products in a timely and cost-effective manner, the cost and availability of components and materials, the shelf space allocated to the company by its retail customers, the seasonality of the consumer electronics and toy business at retail, and the acceptance of the company’s products by consumers in the United States and internationally. These and other risks and uncertainties detailed from time to time in the company’s SEC filings, including its quarterly report on Form 10-Q filed on August 6, 2004, could cause the company’s actual results to differ materially from those discussed in this release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

###